SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT


              PURSUANT TO SECTION 13 OR 15 (d) OF THE

                  SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported): January 1, 1999


                  First Washington Bancorp, Inc.
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       (Exact name of registrant as specified in its charter)

      Washington                          0-26584         91-1632900
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State or other jurisdiction             Commission      (I.R.S. Employer
     of incorporation                   File Number     Identification No.)

10 S. First Avenue, Walla Walla, Washington                       99362
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(Address of principal executive offices)                        (Zip Code)

   Registrant's telephone number (including area code)  (509) 527-3636

                              Not Applicable
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      (Former name or former address, if changed since last report)

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Item 5.  Other Events
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     Effective January 1, 1999, First Washington Bancorp, Inc. ("Corporation")
consummated the previously announced acquisition of Whatcom State Bancorp ("Whatcom") and its wholly-owned subsidiary, Whatcom State Bank. The acquisition was accomplished by the merger of Whatcom with and into the Corporation and by the merger of the Bank with and into First Savings Bank of Washington, one of the Corporation's wholly-owned subsidiaries. Shareholders of Whatcom received .6974 shares of the Corporation's common stock in exchange for each share of Whatcom common stock.

     Additional information concerning the acquisition is contained in the press release issued by the Corporation on January 1, 1999, attached hereto as
Exhibit 99 and incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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     Exhibit
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       2    Agreement and Plan of Mergers dated as of June 15, 1998 by and among First Savings Bank of Washington Bancorp, Inc., First Savings Bank of Washington, Whatcom State Bancorp, Inc. and Whatcom State Bank (incorporated by reference to Exhibit 2 to the Corporation's Form 8-K filed June 15, 1998).

      99    Press Release dated January 1, 1999.

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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    FIRST WASHINGTON BANCORP, INC.


DATE: January 13, 1999              By: /s/Gary L. Sirmon
                                        ----------------------------
                                        Gary L. Sirmon
                                        President

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                                Exhibit 99

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                    FIRST WASHINGTON BANCORP COMPLETES
                    WHATCOM STATE BANCORP ACQUISITION


WALLA WALLA, Wash.--(BUSINESS WIRE)--Jan. 4, 1999--First Washington Bancorp (Nasdaq: FWWB) today announced the completion of its acquisition of Whatcom State Bancorp, Inc., effective January 1. Under the purchase agreement, approximately 550,000 shares of FWWB stock will be exchanged for outstanding common shares and stock options of Whatcom State Bancorp, the holding company for Whatcom State Bank. Whatcom State Bancorp shares did not trade on an exchange. The acquisition will be accounted for as a purchase.

Whatcom State Bank, which operates branches in Bellingham, Ferndale, Lynden, Blaine and Point Roberts in Northwest Washington and the Mt. Baker Home Loan Center in Oak Harbor on Whidbey Island, will become a division of First Savings Bank of Washington. With this acquisition complete, First Washington and its subsidiaries operate 31 branch offices and six loan offices in 15 counties in Washington and Oregon. At September 30, 1998, Whatcom State Bank had $94.3 million in assets, $80.9 million in deposits, $73.2 million in loans and $6.1 million in shareholders' equity. First Washington had total assets of $1.44 billion, shareholders' equity of $172 million and book value of $16.07 per share at September 30, 1998.

``We will now be able to offer a full range of services to customers in the Northwest region of Washington state, where we have not previously had a presence, thereby broadening the geographic diversity of our client base," said Gary Sirmon, President and CEO of FWWB. ``We plan to continue Whatcom State Bank's focus on lending to consumers and small businesses within Whatcom County, and further expand real estate lending activities to include areas of Island and Skagit counties."

Last week FWWB announced that it has agreed to acquire Seaport Citizens Bank of Lewiston, Idaho in an all cash transaction valued at approximately $10.1 million. The acquisition, which has been approved by the Boards of Directors of each company, is subject to, among other contingencies, approval by regulators and Seaport Citizens Bank shareholders. The transaction is expected to close during the second quarter of this calendar year.

First Washington Bancorp is the parent of First Savings Bank (Walla Walla), founded in 1890, Inland Empire Bank (Hermiston, Oregon), founded in 1948, and Towne Bank (Woodinville, Washington), founded in 1991. First Savings Bank's lending business has been primarily residential mortgage loans for the purchase of homes and home construction, although it is becoming increasingly more involved in non-mortgage commercial and agricultural lending. Inland Empire Bank specializes in agricultural, commercial and consumer lending. Towne Bank primarily focuses on being a premier community business bank. On December 31, 1998 FWWB's stock closed the trading day at $24.00 per share.

Statements concerning future developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements,

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which are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These factors include but are not limited to: the effect of interest rate changes; competition in the financial services market for both deposits and loans; FWWB's ability to efficiently incorporate acquisitions into its operations; FWWB's ability to successfully address Y2K issues during the assimilation process; the ability of FWWB and its subsidiaries to increase its customer base; and regional and general economic conditions.

Contact:
     First Washington Bancorp
     Gary Sirmon, 509/527-3636


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